Exhibit 4.5


                               LICENSING AGREEMENT

This Agreement is made this 24th of January, 2001 between CIMYM Inc., a corporation incorporated under the laws of Barbados and located at The LIFE OF BARBADOS BUILDING, Wildey, St. Michael, Barbados ("CIMYM") and CIMAB S.A.. a corporation incorporated under the laws of Cuba, located at Calle 206, Suite 1926, e/ 19 y 21, Atabey, Havana, Cuba ("CIMAB")

BACKGROUND

1. Center of Molecular Immunology (CIM) has appointed CIMAB to act as its agent to negotiate and sign this Agreement.

2. CIM owns and has given CIMAB the right to license certain technology relating to the Products identified in this Agreement.

3. CIMAB and CIMYM wish to establish a long term relationship to exploit the technology and to commercialize the Products identified in this Agreement.

Therefore, in consideration of the mutual covenants and agreements contained in this Agreement, CIMYM and CIMAB agree as follows:

1. DEFINITIONS

AFFILIATED COMPANY -means any company that is controlled directly or indirectly by one of the parties, or any company that directly or indirectly controls one of the parties, or any company that is directly or indirectly controlled by a company which also directly or indirectly controls one of the parties, so that Affiliated Company shall include any parent or subsidiary of one of the parties, or any direct or indirectly held subsidiary of one of the parties.

BEST AVAILABLE PRICE -means 90 % of the best available price for the Manufacture, supply and delivery of the Product (FOB Havana), to any location designated by CIMYM in writing, until such time as there are positive Net Revenues at which time best available price shall mean 100 % of the best available price for the Manufacture, supply and delivery for the Product (FOB Havana), to any location designated by CIMYM in writing.

CGMP -means Current Good Manufacturing Practices as established by the United States Food and Drug Administration and the Canadian Health Protection Branch from time to time.

CUBA -means the Republic of Cuba.

FINISH -means to convert bulk Product into final dosage form and to package and label the Product.

IMPROVEMENTS -means a product or process, the use or sale of which would infringe a valid claim of one or more of the Patents.

MARKET -means to test, register" market and sell the Product and MARKETING has a corresponding meaning.

NET REVENUES -means the total of all money received by CIMYM from sales of the Product, from rights to Finish or Market the Product in the Territory and for any sublicensing revenue less operating expenses associated with the commercialization of the Products, including the following: (i) pre-clinical and clinical trial costs, (ii) sales, general and administrative costs, (iii) costs of goods sold, where expenditure is applicable, (iv) research and development costs, (v) interest expenses, if any, (vi) capital expenditures (vii) the costs


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of the Product  supplied  by CIMAB to CIMYM for the  pre-clinical  and  clinical trials conducted outside of Cuba.:. Money received means money received less trade-allowances, credit or refunds for returned or defective Product, and allowances for doubtful debts.

PATENTS -means all patents, patent applications and other intellectual property rights relating to the Product and includes the patents and patent applications identified in Appendix 2.

PERSON -or any word or expression descriptive of a person, includes a corporation, partnership, sole proprietorship, association, organization or centre.

PRODUCT -means TGF-alpha Vaccine and HER-1 Vaccine being developed by CIM or CIMAB and all therapeutic combinations thereof_and includes the information contained in Appendices III and IV.

STANDARDS -means cGMP and other standards prescribed by health authorities in the Territory from time to time during the term of this Agreement.

SUBLICENSING REVENUE: shall, unless otherwise agreed upon in writing, means all payments, whether in cash or otherwise, whether in the form of up front payments, milestone payments, royalties or otherwise received by CIMYM, net of any withholding taxes imposed by sovereign governments, from sublicensees and assignees in consideration for the rights granted to C IMYM under this Agreement.

TECHNOLOGY -means (i) confidential information relating to the Finishing or Marketing of the Product, or relating to technology pertaining to the Product
(ii) the Patents including information in the Patents relating to the Product or relating to Finishing or Marketing the Product, and (iii) Improvements.

TERRITORY -means Europe (Albania, Andorra, Austria, Belgium, Belarus, Bosnia and Herzogovina, Bulgaria, Channel Islands, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Iceland, Italy, Latvia, Lichenstein, Lithuania, Luxembourg, (The Former Yugoslav Republic of) Macedonia, Republic of Moldova, Monaco, The Netherlands, Norway, Poland, Portugal, Republic of San Marino, Rumania, Russian Federation, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom of Great Britain and Northern Ireland, Republic of Ireland), Canada, the United States of America, Japan, Australia, New Zealand, Taiwan, Singapore, Thailand, Hong Kong, South Korea, Malaysia, Indonesia, the Philippines, and any other country that may be added to this Agreement by mutual agreement from time to time.

TRADEMARK -means a trademark of CIMAB used in association with the Product.

YMB means York Medical Biosciences Inc., its affiliated companies, and its sub-licensees.

2. LICENSE

(1) CIMAB grants to CIMYM the exclusive right to Finish and Market the Products in the Territory using the Technology. This exclusive license includes the right to sub-license the rights granted under this Agreement to any other Person, provided CIMYM obtains the written consent of CIMAB to each sublicensee, such consent not to be withheld unreasonably. This license includes the right to use the Trademark or any other trademarks in the Territory in association with the Products.

3. REPRESENTATIONS AND WARRANTIES

CIMAB represents and warranties that:

o nothing in this Agreement is contrary to or unenforceable under the laws of Cuba.

o CIMAB has the right, power and authority to represent and act as agent for CIM and that this authority will survive the termination of this license.

o To the best of CIMAB's knowledge CIM owns the Technology absolutely, free and clear of any liens or claims.


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o   CIMAB has the authority to grant the license granted to CIMYM.

o CIMAB have not granted any rights to any Persons other than CIMYM to use the Technology in any country within the Territory.

o CIMAB is not aware of any actual or potential claim by any Person that CIM does not own the Technology or cannot use the Technology.

o CIMAB is not aware of any challenge to CIM's ownership of, or the validity of the Patents.

o CIMAB is not aware of any rights that could be infringed in the Territory by the use of the Technology o~ by the Manufacture, Finishing or Marketing of the Products in the Territory.

o   CIMYM represents and warranties that:

o nothing in this Agreement is contrary to or unenforceable under the laws of Barbados.

o CIMYM is duly incorporated under the laws of Barbados, is a corporation in good standing and may undertake this Agreement.

o   CIMYM shareholders shall not be changed unless both parties otherwise agree.

4. DISCLOSURE OF TECHNOLOGY BY CIMAB

Immediately upon the execution of this Agreement and at the end of each month during the term, CIMAB shall disclose to CIMYM all Technology to assist CIMYM in fulfilling its obligations under this Agreement, including (i) all manufacturing procedures and processes, raw material lists and specifications, equipment lists and specifications, and all quality assurance and other in vitro and in vivo test methodologies, validations and results; (ii) reports of all stability studies; (iii) reports of all animal and human studies; (iv) reports of all clinical efficacy and safety studies; (v) reports of all other pre-clinical, pharmacological and toxicological studies; (vi) all reports or other information relating to any potential threat or risk to users of the Products, or any contra-indications to the use of the Technology or the Products; and (vii) all knowledge and experience in the Finishing and

Marketing of the Products. CIMAB shall grant CIMYM access to all plant master files that are submitted to regulatory authorities in the Territory from time to time for the plant in which the Product are made.

5. VISITS

(1) Technical personnel of CIMYM shall have the right to visit the facilities of CIM to review the Technology. Technical personnel of CIM shall have the right to visit the facilities of CIMYM to review the application of the Technology. Each party shall give reasonable notices to the other of the proposed visit.

(2) At the request of CIMYM, representatives of CIM skilled in the Technology shall visit CIMYM's facility to assist CIMYM's personnel in using the
Technology. CIMYM shall pay all expenses to CIMAB in sending such representatives to CIMYM's facility.

6. IMPROVEMENTS

All Improvements to the Technology by CIM shall be the property of CIM, shall be disclosed to CIMYM and shall be included within the license granted under this. Agreement.

7. CONFIDENTIALITY OF INFORMATION

CIMYM, CIM and CIMAB shall maintain the confidentiality of information, other than its own, that is not publicly available, including (i) the Technology, and
(ii) information about the businesses of the other relating to the Technology, the Products or the Agreement. CIMYM, CIM and CIMAB shall not disclose any such


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information other than its own, to Persons other than their officers, employees,
agents,   consultants  and  advisers,   except  where  the  disclosure  of  such
information by CIMYM, CIM or CIMAB is to a Person who has agreed to maintain the confidentiality of such information, or except where CIMYM, CIM and CIMAB agree to disclose such information. YMB shall have the right to disclose confidential information for the purpose of raising investment capital.

8. PRODUCT DEVELOPMENT -SUPPLY, PRE-CLINICAL, CLINICAL, COMMERCIAL

(1) In consideration of the payments from CIMYM to CIMAB under this agreement, CIMAB will develop the product according to the plan described in Appendix I or as it may be amended by mutual written agreement from time to time. CIMAB will provide updates of its progress at least every 90 days or as otherwise agreed upon by CIMYM.

(2) CIMAB shall make its staff, facilities and equipment available to assist CIMYM in performing its obligations under this Agreement and in commercializing the Product.

(3) CIMYM shall source the Product from CIMAB. If CIMAB cannot supply the Product in accordance with the Standards or if Product meeting the Standards cannot be supplied in time to meet the Product development timelines reasonably set from time to time by CIMYM and CIMAB, then the parties agree that CIMAB shall, with the consent of CIMYM which shall not be unreasonably withheld, contract with another site for the Manufacture of Product. CIMAB shall keep CIMYM informed of all progress with arranging such other supply of Product.

(4) CIMYM shall use its best efforts to obtain a sub-license agreement in which CIMAB retains the right to manufacture the Product. However, if the sublicensee insists on manufacturing the Product itself, through its contractors or sub-contractors, CIMAB shall waive its manufacturing rights, if both parties consider that sub-license agreement offers mutual favorable commercial terms.

(5) CIMAB or its licensed manufacturer shall Manufacture and supply the Product to CIMYM for pre-clinical and clinical trials at its expense and shall be entitled to recoup this expense as described in Article (11) (6). Before supplying the Product, CIMAB, or its licensed manufacturer, shall perform quality control tests requested by CIMYM and provide samples of the Product to CIMYM for review within ten (10) days after the tests are completed. CIMYM shall notify CIMAB whether the samples meet the Standards. Provided that CIMAB has Manufactured Product that meets the Standards, CIMYM shall, at its own expense, and within time frames to be agreed upon with CIMAB, conduct or cause to be conducted all further tests and clinical studies necessary to enable CIMYM to file applications for regulatory approval with the appropriate regulatory authorities in the Territory for the Marketing of the Product. If CIMYM fails to conduct such tests or fails to cause such tests to be conducted within the time frames agreed upon by CIMYM and CIMAB, CIMAB shall have the right to convert the exclusive license granted under this Agreement to a non-exclusive license to CIMYM to Finish and Market the Product in the Territory using the Technology by providing notice in writing to CIMYM, except in those countries in the Territory in which the Product has already been submitted for registration.

(6) CIMAB or its licensed manufacturer, shall Manufacture and supply the Product to CIMYM for commercial sale at the Best Available Price and shall provide all quality control tests requested by CIMYM relating to the Product to CIMYM. CIMYM shall indicate to CIMAB whether the Product meets the Standards. Provided that the Product meets the Standards, and subject to the completion of the pre-clinical and clinical trials, CIMYM shall Finish and Market the Product, acting in a commercially reasonable manner.

(7) If CIMYM determines that any of the test results or samples of the Product provided by CIMAB, whether for pre-clinical, clinical or commercial use, do not meet the Standards, CIMYM may either (i) require that the Manufacture of any of the batches of Product which do not meet the Standards be repeated within a time specified by CIMYM, or (ii) obtain the Product from a source acceptable to CIMAB anywhere in the world which Manufactures the Product in accordance with the Standards as described in (8) (3) above.


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(8) If  CIMAB  cannot  supply  the  Product,  for  commercial  use,  at the Best
Available Price, CIMYM may obtain the Product from a source anywhere in the world offering the Best Available Price until such time as CIMAB is able to supply the Product at the Best Available Price as described in (8) (3) above.

(9) If CIMAB cannot supply the Product, for any reason including force majeure, whether for pre-clinical or commercial use, within the time frames specified by CIMYM from time to time during the term of this Agreement, CIMYM may, with the consent of CIMAB, not to be unreasonably withheld, obtain the Product from a source acceptable to CIMAB anywhere in the world which Manufactures the Product in accordance with the time frames, and in accordance with 8 (3) above.

9. RIGHT OF FIRST REFUSAL


CIMAB shall give CIMYM the first right to acquire a license to Manufacture, Finish or Market, in the Territory, all other product derived from the EGF active immunotherapy program of CIM. If CIMYM waives this right, CIMAB may enter into a license with another Person on the same terms as those that CIMAB offered to CIMYM or on less favourable terms than those that CIMAB offered to CIMYM. If CIMAB proposes to offer the right on more favourable terms than the terms that CIMAB offered initially to CIMYM, CIMAB shall first offer those more favourable terms to CIMYM. Should CIMYM wish to acquire a license to Manufacture, Finish or Market that other product, CIMYM and CIMAB shall enter into a further agreement.

10. REGULATORY APPROVALS

(1) Subject to Article 8, CIMYM shall conduct or cause to be conducted pre-clinical and clinical trials to evaluate the Products. CIMYM shall work together with CIMAB to

o select sites in any country of the Territory for pre-clinical and clinical trials;
o     develop protocols for pre-clinical and clinical trials; and
o     instruct investigators of the pre-clinical and clinical trials.

(2) Within ninety (90) days after the end of each stage of the pre-clinical and clinical trials of each Product, CIMYM in its discretion shall determine whether to proceed with the next stage of the trials or whether to terminate this Agreement for that Product, in accordance with the provisions of Article 14 after an evaluation of results by both CIMYM and CIMAB experts. CIMAB shall receive the results of the preclinical and clinical trials performed.

3) Where commercially reasonable, CIMYM shall file or shall cause to be filed applications for regulatory approval to Market the Product in the Territory. All applications for regulatory approval shall be filed in the name of CIMYM. The approvals shall not affect CIM's ownership of the Patents.

11. LICENSING REMUNERATION AND COMPENSATION.

(1) In considerations of the rights granted by CIMAB to CIMYM under this Agreement CIMYM shall pay CIMAB the remuneration set out in this Section. .

(2) CIMYM shall pay CIMAB US $125,000.00 following the signing of this Agreement by both parties for the research and development (R&D) goals described in Appendix I.

(3) CIMYM, upon achievement of the final goal (described in Appendix I) in each Product shall have prepared a clinical development program for each Product. The clinical development program shall contain timelines, milestones and research & development payments.

(4) CIMYM shall undertake the costs of the licensing and commercial development of the Products within the timelines contained in the development program described in (3).


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(5) CIMAB owns 20 % of the  equity of CIMYM and as such will  receive an ongoing commercial interest in the product.

(6) Within ninety (90) days of the end of each calendar quarter, CIMYM shall send to CIMAB a statement certified by a financial officer of CIMYM disclosing the Net Revenues for the just ended calendar quarter and giving the equity interest due to CIMAB, at the end of each year. On completion of the clinical trials CIMAB shall be reimbursed for the cost of the Product supplied by it for the pre clinical and clinical trials conducted outside Cuba from revenues received by CIMYM.

(7) For as long as Net Revenues are less than or equal to the amount of advances from York Medical to CIMYM, York Medical shall recover such advances from 30% of Net Revenues and the remaining 70% of the Net Revenues shall be retained by CIMYM to be distributed between the parties according to their equity interest.

(8) If CIMYM fails to make the payments by the dates set out in the plan described in Appendix I and/or in the clinical development program described in
(3) CIMAB shall have the right to convert the exclusive license granted under this Agreement to a non-exclusive license to CIMYM to Finish and Market the Product in the Territory using the Technology or to terminate this agreement by providing notice in writing to CIMYM.

(9) If obliged so to do by any applicable tax law, CIMYM may deduct any governmental withholding tax on any payment due under this Agreement. CIMYM shall provide reasonable assistance to CIMAB in securing any benefits available to CIMAB with respect to governmental tax withholdings by any relevant law or double tax treaty.

(10) CIMYM shall keep at its registered office full and accurate records of the Net Revenues and Sublicensing Revenues. Such records shall be made available for inspection by CIMAB or an independent certified public or chartered accountant of CIMAB's choice during normal business hours after reasonable notice.

12. PATENTS AND INFRINGEMENT

(1) If any infringement comes to the attention of CIMYM, CIMYM shall promptly notify CIMAB in writing. If any infringement comes to the attention of CIMAB or CIM, CIMAB shall promptly notify CIMYM in writing. CIMYM shall take such steps, as it may consider advisable against that infringement for the protection of CIMAB, CIM and CIMYM rights in the Territory. CIMYM shall have exclusive carriage and control of any action for infringement, and may settle any of such actions without the consent of CIMAB or CIM. CIMYM shall assume the cost of any such action in the Territory. CIMYM may delegate the carriage and control of any such action to an Affiliated Company or to a sub-licensee, provided CIMYM obtains the written consent of CIMAB, such consent not to be withheld unreasonably.

(2) If any actual or potential claim against CIMAB, CIM or CIMYM relating to the Product comes to the attention of CIMYM, CIMYM shall promptly notify CIMAB in writing. If any actual or potential claim against CIMAB, CIM or CIMYM relating to the Product comes to the attention of CIMAB or CIM, CIMAB shall promptly notify CIMYM in writing. CIMYM shall have exclusive carriage and control of any action brought against CIMAB, CIM or CIMYM arising out of CIMYM's use of the Technology, or arising out of the Manufacturing, Finishing or Marketing, or any sale or offer of sale of the Product in any country in the Territory, and may settle any such action without the consent of CIMAB or CIM, CIMYM may delegate the carriage and control of any such action to an Affiliated Company or to a sub-licensee provided CIMYM obtains the written consent of CIMAB, such consent not to be withheld unreasonably.

(3) CIMYM shall assume the expense for the filing, prosecution and maintenance of all Patents in all countries in the Territory. CIMAB shall consult with -CIMYM in making any significant decisions in the filing, prosecution and maintenance of the Patents.

13. ASSIGNMENT

This Agreement may be assigned by CIMAB or CIMYM only with the prior written consent of the other, which consent shall not be unreasonably withheld.


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14. TERM AND TERMINATION

(1) This Agreement becomes effective on the date first above set out above and shall remain in full force and effect until each Patent has expired, has been abandoned, or has been declared invalid by a court of competent jurisdiction in each Territory, or unless terminated in accordance with the provisions of this Article.

(2) Within ninety (90) days after the end of each stage of the pre-clinical trials, and after each stage of the clinical trials, CIMYM may, by written notice, terminate this Agreement in relation to any Product in any country in the Territory. The Agreement shall continue in relation to all remaining Products and remaining countries in the Territory.

(3) If CIMAB defaults in performing its obligations under this Agreement, and if the default has not been remedied within ninety (90) days following the date of receipt of a notice in writing from CIMYM, CIMYM may terminate this Agreement in relation to the country of the Territory and Product to which the defaults relates.

(4) If CIMYM defaults in performing its obligations under this Agreement, including but not limited to failure in any payments and if the default has not been remedied within ninety (90) days following the date of receipt of a notice in writing from CIMAB, CIMAB may terminate this Agreement in relation to the country of the Territory and Product to which the defaults relates.

..(5) On termination of this Agreement pursuant to subsection (3) of this Article, CIMAB shall transfer to CIMYM, at not cost, the Technology to allow CIMYM to Manufacture, Finish and Market the Products in relation to the Product and the Territory to which the defaults relates.

(6) On termination of this Agreement pursuant to subsection (4) of this article, CIMYM shall transfer to CIMAB, at no cost, the registration held by it for the Product in that country in the Territory to which the default relates.

15. FORCE MAJEURE

Subject to Article 8, if any Person is unable to carry out its obligations under this Agreement, acting in good faith with due diligence, by reason of acts of God, war, sabotage, acts of the public enemy, riot, civil or political commotion, strikes or other labour disputes, fires, floods, or other natural disasters, then the performance of the obligations of such Person, insofar as it is affected by such cause, shall be excused during the continuance of any such cause. If the cause continuances for more than one (1) year parties should evaluate the possibility of terminate the Agreement.

16. PROPER LAW

Any action brought by CIMAB or CIMYM to enforce any provision of this Agreement or alleging any breach thereof shall be brought before the applicable Courts of Barbados. CIMAB attorns to the jurisdiction of the applicable Courts of Barbados. This Agreement shall be governed by and construed in accordance with the laws of Barbados.

17. COMPLIANCE WITH LAWS AND CHANGES IN LEGISLATION

CIMYM and CIMAB shall perform their obligations under this Agreement in compliance with all applicable laws. If national or international legislation or other national or international rules necessitate changes in the present Agreement or make it illegal for a Person to apply a provision of this Agreement the Agreement shall continue to be applied to the extent that it is legally possible and insofar as it is not cleary unfair to one of the parties. Changes in the provisions of this Agreement that might be necessary due to the above-mentioned conditions shall be kept to the minimum which is legally required and to the extent possible the changes shall aim at maintaining the contents of this Agreement as much as possible in word as well as in spirit.


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18. INDEMNIFICATION BY CIMAB

(1) CIMAB shall indemnify CIMYM, its affiliates and sub-licensees against all claims, damages, liabilities, costs and expenses, including all counsel fees, arising from:

o   any default or negligence of CIMAB, or a licensee, or

o any allegation of injury, damage or wrongdoing caused by the Manufacturing of the Product by CIMAB, or a licensee, or any breach of this Agreement or any covenant or warranty in it by CIMAB.

19. INDEMNIFICATION BY CIMYM

(1) CIMYM shall indemnify CIMAB against all claims, damages, liabilities, costs and expenses, including all counsel fees, arising from:

o any allegation of infringement of another Person's rights other than patent or proprietary rights which were infringed by CIMAB or CIM before the date of execution of this Agreement, or

o any allegation of injury, damage or wrongdoing caused by the Finishing or Marketing of the Product by CIMYM, an Affiliated Company, or a sub-licensee, or

o any default or negligence of CIMYM, or its affiliates or its sub-licensees, or

o   any breach of this Agreement or any covenant or warranty in it by CIMYM.

20. GENERAL

(1) This Agreement is the entire Agreement of CIMYM and CIMAB with respect to the subject of this Agreement.

(2) No amendment or other modification of this agreement shall be valid or binding on either party to this agreement unless reduced to writing and executed by each of CIMYM and CIMAB.

(3) Any waiver of any right under this Agreement shall be in writing. No waiver of any breach shall be a waiver of any subsequent breach of this Agreement.

(4) All provisions of this Agreement shall be severable and no such provision shall be affected by the invalidity of any other such provision to the extent that such invalidity does not also render such other provision invalid.

(5) Time is of the essence in this Agreement.

(6) The use of the singular in this Agreement shall include the plural and vice versa.


(7) Article 3, Article 7,  Article 14,  Article 16,  Article 18,  Article 19 and
Article 20 shall survive the termination of this Agreement.

(8) All information required to be provided to CIMYM by the terms of this Agreement shall, if necessary, be translated into the English language.

21. NOTICE

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be delivered personally, sent by facsimile or sent by registered or certified mail (return receipt requested), postage prepaid, to the address and facsimile numbers identified on the first page of this Agreement. Such notice shall be effective on the date that it is delivered or sent by facsimile or, in the case where notice is sent by registered or certified mail, on the seventh business day after the notice is so sent. Any party may change its address for service by sending a notice in accordance with the terms of this section of the Agreement.

SIGNED FOR
CIMYM INC.


DATE:

"David  GP Allan"
-----------------
By: David G.P. Allan
Title: Director


SIGNED FOR CIMAB S.A


DATE: Jan 24/01

"Patricia Sierra Biazquez"
---------------------------
Name: Patricia Sierra Biazquez
Title:   President

                                   APPENDIX 1.

  HER-1 Vaccine
+-----------------------------------------------------------------------------------+---------------------------------------------+
|                                                                                   |                                             |
|Research Goals                                                                     |   Research Payment  - Preceding Research    |
+-----------------------------------------------------------------------------------+---------------------------------------------+
|                                                                                   |                                             |
|Generate murine and human ECD HER-1 immunization  constructs and express in        |   $ 25 000                                  |
|mammalian cells.                                                                   |                                             |
+-----------------------------------------------------------------------------------+---------------------------------------------+
|                                                                                   |                                             |
|Determine  immunogenicity  and anti- tumour activity in syngeneic mouse model if   |   $ 25 000                                  |
|possible (failing which, in xenograft)                                             |                                             |
+-----------------------------------------------------------------------------------+---------------------------------------------+
|                                                                                   |                                             |
|Long term toxicity in mouse and monkey using an appropriate vehicle such as VSSP   |   $ 50 000                                  |
+-----------------------------------------------------------------------------------+---------------------------------------------+


  TGFa Vaccine
+-----------------------------------------------------------------------------------+---------------------------------------------+
|                                                                                   |                                             |
|Research Goals                                                                     |  Research Payment - Preceding Research      |
+-----------------------------------------------------------------------------------+---------------------------------------------+
|                                                                                   |                                             |
|Generate  human  TGFa,  P64 fusion  protein  constructs  and express in E. coli.   |                                             |
|Optimize structure of construct.                                                   |                                             |
+-----------------------------------------------------------------------------------+---------------------------------------------+
|                                                                                   |                                             |
|Determine  immunogenicity  and anti- tumour activity in syngeneic mouse model if   |                                             |
|possible (failing which, in xenograft)                                             |                                             |
+-----------------------------------------------------------------------------------+---------------------------------------------+
|                                                                                   |                                             |
|Long term toxicity in mice and monkeys                                             |  $ 25 000                                   |
+-----------------------------------------------------------------------------------+---------------------------------------------+
|                                                                                   |                                             |
|Evaluate whether EGF and TGFa  vaccine have synergistic effect                     |                                             |
+-----------------------------------------------------------------------------------+---------------------------------------------+